FOR IMMEDIATE RELEASE

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON REPORTS RESULTS FOR FIRST FISCAL QUARTER 2015
-- First Quarter Net Income of $72 Million, or $0.61 per Diluted Share --
-- First Quarter Adjusted Income of $107 Million, or $0.91 per Diluted Share --
-- Assets Under Management of $704 Billion --

Baltimore, Maryland - July 31, 2014 - Legg Mason, Inc. (NYSE: LM) today reported its operating results for the first fiscal quarter ended June 30, 2014. The Company reported net income1 of $72.2 million, or $0.61 per diluted share, as compared with net income of $68.9 million, or $0.58 per diluted share, in the previous quarter, and net income of $47.8 million, or $0.38 per diluted share, in the first quarter of fiscal 2014. Adjusted income2 for the first quarter was $107.2 million, or $0.91 per diluted share, as compared to $103.5 million, or $0.86 per diluted share, in the previous quarter and $85.2 million, or $0.68 per diluted share, in the first quarter of fiscal 2014. For the quarter, operating revenues were $693.9 million, up 2% from $681.4 million in the prior quarter, and up 4% from $670.4 million in the first quarter of fiscal 2014. Operating expenses were $574.3 million, up 2% from $562.1 million in the prior quarter, and down 2% from $586.9 million in the first quarter of fiscal 2014.

Assets Under Management (“AUM”) were $704.3 billion, up slightly from $701.8 billion as of March 31, 2014 and up 9% from $644.5 billion as of June 30, 2013.

Legg Mason also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock in the amount of $0.16 per share.

(Amounts in millions, except per share amounts)
	Quarters Ended
	Jun	Mar	%	Jun	%
	2014	2014	Change	2013	Change
Total Operating Revenues	$693.9	$681.4	2%	$670.4	4%
Total Operating Expenses	574.3	562.1	2%	586.9	-2%
Operating Income	119.5	119.3	0%	83.5	43%
Net Income[1]	72.2	68.9	5%	47.8	51%
Adjusted Income[2]	107.2	103.5	4%	85.2	26%
Net Income Per Share - Diluted[1]	0.61	0.58	5%	0.38	61%
Adjusted Income Per Share - Diluted[2]	0.91	0.86	6%	0.68	34%

(1) Net Income Attributable to Legg Mason, Inc.
(2) See “Use of Supplemental Non-GAAP Financial Information” below.

Comments on the First Quarter of Fiscal Year 2015 Results

Joseph A. Sullivan, President and CEO of Legg Mason said, "This quarter, Legg Mason delivered strong earnings and positive long-term flows, as we continued to execute against our growth strategy.  Our asset mix, net flow picture and net income have all improved and we made significant progress enhancing our affiliate mix and accelerating our distribution effectiveness, all accomplished within a framework of ongoing expense management and a disciplined approach to capital allocation.

"During the quarter we closed the QS Investors transaction, made significant progress integrating their business with our legacy capabilities and we have been very pleased by the positive feedback from clients and consultants about this combined solutions platform.  Also in the quarter, we completed an important debt transaction that extended our debt maturities while locking in lower long term rates, thereby significantly improving Legg Mason's credit profile and providing for greater clarity around our long-term capital structure.  Finally, last week, we were thrilled to announce the signing of an agreement to acquire Martin Currie, an Edinburgh, Scotland based asset manager that fills a strategic product gap in international and global equities.  In summary, we are executing against a diversified growth plan that continues to enhance our competitive standing globally, and increasingly positions our clients and shareholders for longer term value creation."

Assets Under Management Increased to $704 Billion

AUM increased to $704.3 billion compared with $701.8 billion at March 31, 2014, primarily driven by an $18.5 billion increase in market performance, foreign exchange and other, the addition of $5.0 billion in AUM related to the QS Investors acquisition, which was effective on May 31, 2014, as well as long-term inflows of $0.7 billion. These were partially offset by $8.9 billion in liquidity outflows as well as a $12.8 billion reclassification of certain client assets previously reported as AUM to Assets Under Advisement (“AUA”). AUM was up 9% from $644.5 billion as of June 30, 2013.

•	Fixed income inflows were $2.5 billion for the quarter ended June 30, 2014, while liquidity and equity outflows were $8.9 billion and $1.8 billion, respectively.

•	At June 30, 2014, fixed income represented 52% of AUM, while equity was 28%, and liquidity represented 20% of AUM.

•	By geography, 63% of AUM was from clients domiciled in the United States and 37% from non-US domiciled clients.

•
Average AUM during the quarter was $691.3 billion compared to $689.0 billion in the fourth quarter of fiscal year 2014 and $654.7 billion in the first quarter of fiscal year 2014. Average long-term AUM was $552.7 billion compared to $543.9 billion in the prior quarter and $526.4 billion in the first quarter of fiscal year 2014.

•
Assets Under Advisement were $119.3 billion. As a result of the QS Investors acquisition, which included $101.0 billion in AUA, AUA is now separately reported and includes the reclassification of certain client assets described above.

Comparison to the Fourth Quarter of Fiscal Year 2014
Net income was $72.2 million, or $0.61 per diluted share, as compared with net income of $68.9 million, or $0.58 per diluted share, in the fourth quarter of fiscal year 2014. The current quarter results included an effective tax rate of 35.6% while the prior quarter included an effective tax rate of 41.9% reflecting the impact attributable to revised annual state apportionment factors as well as valuation allowance adjustments.

•	Operating revenues of $693.9 million were up 2% from $681.4 million in the prior quarter, primarily due to higher average long-term AUM and one additional day in the quarter.

•
Operating expenses of $574.3 million were up 2% from $562.1 million in the prior quarter and included $14.4 million in costs related to the QS Investors integration and various other corporate initiatives, compared to $10.1 million of various corporate initiative costs in the prior quarter. In addition, the current quarter expenses included a gain of $4.4 million in the market value of deferred compensation and seed investments, which are recorded as an increase in compensation and benefits with an offset in other non-operating income, compared to a similar gain of $4.4 million in the prior quarter. The prior quarter results included a $4.7 million franchise tax adjustment credit.

•
Other non-operating expense was $5.3 million, as compared to $7.4 million in the fourth quarter of fiscal 2014. Gains on corporate investments, not offset in compensation, were $5.3 million compared with gains of $4.4 million in the prior quarter. The current quarter also included gains on funded deferred compensation and seed investments, as described above. In addition, the current quarter included $1.5 million in gains associated with consolidated investment vehicles compared to $3.6 million of losses in the prior quarter. The consolidation of investment vehicles had no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests. Other non-operating expense also included a $2.0 million loss on the disposition of the Luxembourg fund administration office in the current quarter, as part of ongoing corporate efficiency initiatives, while the prior quarter included a $2.1 million reduction in interest expense due to a state tax audit resolution.

•	Operating margin was 17.2%, as compared to 17.5% in the prior quarter. Operating margin, as adjusted,[2] was 22.9%, as compared with 23.3% in the prior quarter.

•	Adjusted income was $107.2 million, or $0.91 per diluted share, as compared to adjusted income of $103.5 million, or $0.86 per diluted share, in the prior quarter.

Comparison to the First Quarter of Fiscal Year 2014
Net income was $72.2 million, or $0.61 per diluted share, as compared with $47.8 million, or $0.38 per diluted share, in the first quarter of fiscal year 2014. The first quarter of fiscal 2014 results included $26.3 million, or $0.14 per diluted share in costs related to a closed-end fund launch.

•
Operating revenues of $693.9 million increased 4% from $670.4 million in the first quarter of fiscal year 2014, reflecting a 5% increase in average long-term AUM, offset in part by a decrease in performance fees.

•
Operating expenses of $574.3 million were down 2% from $586.9 million in the first quarter of fiscal year 2014 quarter as the prior year’s first quarter expenses included $26.3 million in costs related to the ClearBridge American Energy MLP closed-end fund launch. The current quarter included $14.4 million in costs, related to the QS Investors integration and various other corporate initiatives. In addition, the current quarter expenses included a gain of $4.4 million in the market value of deferred compensation and seed investments, which are recorded as an increase in compensation and benefits with an offset in other non-operating income, compared to a gain of $1.9 million in the prior year quarter.

•
Other non-operating expense was $5.3 million, as compared to $8.6 million in the first quarter of fiscal year 2014. Gains on corporate investments, not offset in compensation, were $5.3 million compared with losses on corporate investments of $1.0 million in the first quarter of fiscal year 2014. In addition, the current quarter also included $1.5 million in gains associated with consolidated investment vehicles, as compared to $1.9 million in gains in the prior year quarter. The consolidation of investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests. Other non-operating expense also included a $2.0 million loss on the disposition of the Luxembourg fund administration office in the current quarter, as part of ongoing corporate efficiency initiatives, and net increases in interest expense and income.

•	Operating margin was 17.2%, as compared to 12.5% in the first quarter of fiscal year 2014. Operating margin, as adjusted, was 22.9%, as compared to 17.9% in the first quarter of fiscal year 2014.

•	Adjusted income was $107.2 million, or $0.91 per diluted share, as compared to adjusted income of $85.2 million, or $0.68 per diluted share, in the first quarter of fiscal year 2014.

Quarterly Business Developments and Recent Announcements

•	Effective May 31, 2014, Legg Mason completed the acquisition of QS Investors, a leading customized solutions and global quantitative equities provider based in New York.

•	Legg Mason issued $650 million in Senior Notes and redeemed its existing $650 million in notes due 2019 on July 23, 2014. This transaction locked in lower rates and longer maturities.

•
Legg Mason announced an agreement to sell Legg Mason Investment Counsel & Trust Co., N.A. (“LMIC”) to Stifel Financial Corp.’s Global Wealth Management segment. LMIC manages over $9 billion in assets, and provides customized investment advisory and trust services. The sale is expected to close later this calendar year, subject to regulatory approval.

•	Legg Mason completed the disposition of its Luxembourg funds administration office to singularly focus its efforts on the Dublin fund range, which will ultimately provide ongoing savings.

•
Legg Mason announced on July 24th, the agreement to acquire Martin Currie, an active international equity specialist based in Edinburgh, Scotland. The transaction is expected to be slightly accretive in the first year and is scheduled to close during the fourth quarter of calendar year 2014.

Quarterly Performance

At June 30, 2014:
	1-Year	3-Year	5-Year	10-Year
% of Strategy AUM beating Benchmark[3]	82%	86%	84%	91%

% of Long-Term US Fund Assets Beating Lipper Category Average[3]
Equity	44%	53%	39%	58%
Fixed Income	63%	77%	79%	85%
Total US Fund Assets	51%	61%	53%	67%

Of Legg Mason’s long-term U.S. mutual fund assets, 41% were rated 4 or 5 stars by Morningstar.

Balance Sheet

At June 30, 2014, Legg Mason’s cash position was $1.3 billion. Total debt was $1.7 billion and stockholders' equity was $4.7 billion. The ratio of total debt to total capital (total equity plus total debt excluding consolidated investment vehicles) was 27%, up from the prior quarter. The cash, debt and debt to capital ratio reflect $654 million of proceeds, net of issuance costs, received in June 2014 from our new notes issuance, the proceeds of which were used to repay our notes due in 2019 in July.  In the quarter, the Company completed additional open market purchases of 1.9 million shares, which reduced weighted average shares by 851 thousand.

The Board of Directors has declared a quarterly cash dividend on its common stock in the amount of $0.16 per share. The dividend is payable October 27, 2014 to shareholders of record at the close of business on October 9, 2014.

3 See “Supplemental Data Regarding Quarterly Performance” below

Conference Call to Discuss Results
A conference call to discuss the Company's results, hosted by Mr. Sullivan, will be held at 8:00 am EDT today. The call will be open to the general public. Interested participants should access the call by dialing 1-800-447-0521 (or for international calls 1-847-413-3238), confirmation number 37674457 at least 10 minutes prior to the scheduled start to ensure connection.

The presentation slides that will be reviewed during the conference call will be available on the Investor Relations section of the Legg Mason website shortly after the release of the financial results.

A replay of the live broadcast will be available on the Legg Mason website, in the investor relations section, or by dialing 1-888-843-7419 (or for international calls 1-630-652-3042), enter pass code 37674457# when prompted.  Please note that the replay will be available beginning at 10:30 a.m. EDT on Thursday, July 31, 2014, and ending at 11:59 p.m. EDT on August 14, 2014.

About Legg Mason
Legg Mason is a global asset management firm, with $704 billion in AUM as of June 30, 2014. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and in the Company’s quarterly reports on Form 10-Q.

Supplemental Data Regarding Quarterly Performance

Strategy Performance
For purposes of investment performance comparisons, strategies are an aggregation of discretionary portfolios (separate accounts, investment funds, and other products) into a single group that represents a particular investment objective. In the case of separate accounts, the investment performance of the account is based upon the performance of the strategy to which the account has been assigned. Each of our asset managers has its own specific guidelines for including portfolios in their strategies. For those managers which manage both separate accounts and investment funds in the same strategy, the performance comparison for all of the assets is based upon the performance of the separate account.

Approximately ninety percent of total AUM is included in strategy AUM as of June 30, 2014, although not all strategies have three-, five-, and ten-year histories. Total strategy AUM includes liquidity assets. Certain assets are not included in reported performance comparisons. These include: accounts that are not managed in accordance with the guidelines outlined above; accounts in strategies not marketed to potential clients; accounts that have not yet been assigned to a strategy; and certain smaller products at some of our affiliates.

Past performance is not indicative of future results. For AUM included in institutional and retail separate accounts and investment funds managed in the same strategy as separate accounts, performance comparisons are based on gross-of-fee performance. For investment funds (including fund-of-hedge funds) which are not managed in a separate account format, performance comparisons are based on net-of-fee performance. These performance comparisons do not reflect the actual performance of any specific separate account or investment fund; individual separate account and investment fund performance may differ. The information in this table is provided solely for use in connection with this table, and is not directed toward existing or potential clients of Legg Mason.

Long-term US Fund Assets Beating Lipper Category Average
Long-term US fund assets include open-end, closed-end, and variable annuity funds. These performance comparisons do not reflect the actual performance of any specific fund; individual fund performance may differ. Past performance is not a guarantee of future results. Source: Lipper Inc.

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended

	June	March	June
	2014	2014	2013
Operating Revenues:
Investment advisory fees:
Separate accounts	$204,770	$197,446	$191,034
Funds	381,627	377,108	370,471
Performance fees	16,303	16,972	22,021
Distribution and service fees	89,716	88,218	84,879
Other	1,465	1,652	2,012
Total operating revenues	693,881	681,396	670,417

Operating Expenses:
Compensation and benefits	305,506	297,451	296,111
Distribution and servicing	148,708	144,939	170,188
Communications and technology	41,950	40,803	38,399
Occupancy	26,957	32,599	26,809
Amortization of intangible assets	895	896	3,624
Other	50,319	45,367	51,752
Total operating expenses	574,335	562,055	586,883

Operating Income	119,546	119,341	83,534

Other Non-Operating Income (Expense):
Interest income	2,525	1,676	1,639
Interest expense	(17,058)	(14,294)	(13,068)
Other income	6,248	8,449	85
Other non-operating income (expense) of
consolidated investment vehicles, net	3,007	(3,224)	2,697
Total other non-operating income (expense)	(5,278)	(7,393)	(8,647)

Income Before Income Tax Provision	114,268	111,948	74,887

Income tax provision	40,656	46,856	25,792

Net Income	73,612	65,092	49,095
Less: Net income (loss) attributable
to noncontrolling interests	1,424	(3,855)	1,280

Net Income Attributable to
Legg Mason, Inc.	$72,188	$68,947	$47,815

Net Income per Share
Attributable to Legg Mason, Inc.
Common Shareholders:
Basic	$0.62	$0.58	$0.38

Diluted	$0.61	$0.58	$0.38

Weighted Average Number of Shares
Outstanding:
Basic	117,126	118,949	125,228
Diluted	118,219	119,850	125,412

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF INCOME
(Amounts in thousands)
(Unaudited)
	Quarters Ended
	June 2014			March 2014			June 2013

	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals

Total operating revenues	$694,064	$(183)	$693,881	$681,709	$(313)	$681,396	$671,032	$(615)	$670,417
Total operating expenses	574,315	20	574,335	561,958	97	562,055	586,826	57	586,883
Operating Income (Loss)	119,749	(203)	119,546	119,751	(410)	119,341	84,206	(672)	83,534
Other non-operating income (expense)	(6,816)	1,538	(5,278)	(3,828)	(3,565)	(7,393)	(10,514)	1,867	(8,647)
Income (Loss) Before Income Tax Provision	112,933	1,335	114,268	115,923	(3,975)	111,948	73,692	1,195	74,887
Income tax provision	40,656	—	40,656	46,856	—	46,856	25,792	—	25,792
Net Income (Loss)	72,277	1,335	73,612	69,067	(3,975)	65,092	47,900	1,195	49,095
Less: Net income (loss) attributable
to noncontrolling interests	89	1,335	1,424	120	(3,975)	(3,855)	85	1,195	1,280
Net Income Attributable to Legg Mason, Inc.	$72,188	$—	$72,188	$68,947	$—	$68,947	$47,815	$—	$47,815

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO LEGG MASON, INC.
TO ADJUSTED INCOME (1)
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended

	June	March	June
	2014	2014	2013

Net Income Attributable to Legg Mason, Inc.	$72,188	$68,947	$47,815

Plus:
Amortization of intangible assets	895	896	3,624
Tax amortization benefit on intangible assets	34,144	33,692	33,736

Adjusted Income	$107,227	$103,535	$85,175

Net Income per Diluted Share Attributable
to Legg Mason, Inc. Common Shareholders	$0.61	$0.58	$0.38

Plus:
Amortization of intangible assets	—	—	0.03
Tax amortization benefit on intangible assets	0.30	0.28	0.27

Adjusted Income per Diluted Share	$0.91	$0.86	$0.68

(1) See explanations for Use of Supplemental Non-GAAP Financial Information.

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF OPERATING MARGIN, AS ADJUSTED(1)
(Amounts in thousands)
(Unaudited)

	Quarters Ended

	June	March	June
	2014	2014	2013

Operating Revenues, GAAP basis	$693,881	$681,396	$670,417

Plus (less):
Operating revenues eliminated upon
consolidation of investment vehicles	183	313	615
Distribution and servicing expense excluding
consolidated investment vehicles	(148,701)	(144,925)	(170,175)

Operating Revenues, as Adjusted	$545,363	$536,784	$500,857

Operating Income, GAAP basis	$119,546	$119,341	$83,534

Plus:
Gains on deferred compensation
and seed investments	4,449	4,431	1,872
Amortization of intangible assets	895	896	3,624
Operating income of consolidated investment
vehicles, net	203	410	672

Operating Income, as Adjusted	$125,093	$125,078	$89,702

Operating Margin, GAAP basis	17.2%	17.5%	12.5%
Operating Margin, as Adjusted	22.9	23.3	17.9

(1) See explanations for Use of Supplemental Non-GAAP Financial Information.

LEGG MASON, INC. AND SUBSIDIARIES
(Amounts in billions)
(Unaudited)

Assets Under Management
	Quarters Ended
	June 2014	March 2014	December 2013	September 2013	June 2013
By asset class:
Equity	$196.0	$186.4	$182.5	$169.5	$164.4
Fixed Income	366.7	365.2	355.6	355.0	351.0
Long-Term Assets	562.7	551.6	538.1	524.5	515.4
Liquidity	141.6	150.2	141.4	131.5	129.1
Total	$704.3	$701.8	$679.5	$656.0	$644.5

	Quarters Ended
By asset class (average):	June 2014	March 2014	December 2013	September 2013	June 2013
Equity	$189.3	$183.1	$176.9	$166.8	$163.8
Fixed Income	363.4	360.8	356.5	351.5	362.6
Long-Term Assets	552.7	543.9	533.4	518.3	526.4
Liquidity	138.6	145.1	136.6	132.1	128.3
Total	$691.3	$689.0	$670.0	$650.4	$654.7

Component Changes in Assets Under Management
	Quarters Ended
	June 2014	March 2014	December 2013	September 2013	June 2013
Beginning of period	$701.8	$679.5	$656.0	$644.5	$664.6
Net client cash flows:
Equity	(1.8)	0.5	(0.7)	(4.0)	(0.7)
Fixed Income	2.5	(0.8)	0.7	0.3	0.9
Liquidity	(8.9)	8.6	9.9	2.3	(8.7)
Total net client cash flows	(8.2)	8.3	9.9	(1.4)	(8.5)
Market performance and other	5.7	14.0	13.6	14.2	(11.6)
Acquisitions (Dispositions), net	5.0	—	—	(1.3)	—
End of period	$704.3	$701.8	$679.5	$656.0	$644.5

Note: During the quarter ended June 2014, certain client assets previously reported as Assets Under Management (AUM) have been reclassified as Assets Under Advisement (AUA). As a result of this change, $12.8 billion has been deducted from AUM, with the deduction reflected in market performance and other. Included in the table is $12.6 billion in fixed income AUM in March 2014, $13.9 billion in December 2013, $15.1 billion in September 2013, and $15.6 billion in June 2013, primarily related to the low-fee sovereign mandate that has been reclassified as AUA.

Use of Supplemental Non-GAAP Financial Information

As supplemental information, we are providing performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “Adjusted Income” and “Operating Margin, as Adjusted” that management uses as benchmarks in evaluating and comparing our period-to-period operating performance.

Adjusted Income
We define “Adjusted Income” as Net Income Attributable to Legg Mason, Inc., plus amortization and deferred taxes related to intangible assets and goodwill, imputed interest and tax benefits on contingent convertible debt less deferred income taxes on goodwill and indefinite-life intangible asset impairment, if any. We also adjust for non-core items that are not reflective of our economic performance, such as intangible asset impairments, the impact of fair value adjustments of contingent consideration liabilities, if any, the impact of tax rate adjustments on certain deferred tax liabilities related to indefinite-life intangible assets, and loss on extinguishment of contingent convertible debt.
We believe that Adjusted Income provides a useful representation of our operating performance adjusted for non-cash acquisition related items and other items that facilitate comparison of our results to the results of other asset management firms that have not issued/extinguished contingent convertible debt or made significant acquisitions. We also believe that Adjusted Income is an important metric in estimating the value of an asset management business.

Adjusted Income only considers adjustments for certain items that relate to operating performance and comparability, and therefore, is most readily reconcilable to Net Income Attributable to Legg Mason, Inc. determined under GAAP. This measure is provided in addition to Net Income Attributable to Legg Mason, Inc., but is not a substitute for Net Income Attributable to Legg Mason, Inc. and may not be comparable to non-GAAP performance measures, including measures of adjusted earnings or adjusted income, of other companies. Further, Adjusted Income is not a liquidity measure and should not be used in place of cash flow measures determined under GAAP. Fair value adjustments of contingent consideration liabilities may or may not provide a tax benefit, depending on the tax attributes of the acquisition transaction. We consider Adjusted Income to be useful to investors because it is an important metric in measuring the economic performance of asset management companies, as an indicator of value, and because it facilitates comparison of our operating results with the results of other asset management firms that have not issued/extinguished contingent convertible debt or made significant acquisitions.

In calculating Adjusted Income, we adjust for the impact of the amortization of management contract assets and impairment of indefinite-life intangible assets, and add (subtract) the impact of fair value adjustments of contingent consideration liabilities, if any, all of which arise from acquisitions, to Net Income Attributable to Legg Mason, Inc. to reflect the fact that these items distort comparisons of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. Deferred taxes on indefinite-life intangible assets and goodwill include actual tax benefits from amortization deductions that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we fully expect to realize the economic benefit of the current period tax amortization, we add this benefit to Net Income Attributable to Legg Mason, Inc. in the calculation of Adjusted Income.  However, because of our net operating loss carry-forward, we will receive the benefit of the current tax amortization over time. Conversely, we subtract the non-cash income tax benefits on goodwill and indefinite-life intangible asset impairment charges and U.K. tax rate adjustments on excess book basis on certain acquired indefinite-life intangible assets, if applicable, that have been recognized under GAAP. We also add back, if applicable, non-cash imputed interest and the extinguishment loss on contingent convertible debt adjusted for amounts allocated to the conversion feature, as well as adding the actual tax benefits on the imputed interest that are not realized under GAAP. These adjustments reflect that these items distort comparisons of Legg Mason’s operating results to prior periods and the results of other asset management firms that have not engaged in significant acquisitions, including any related impairments, or issued/extinguished contingent convertible debt.

Should a disposition, impairment charge or other non-core item occur, its impact on Adjusted Income may distort actual changes in the operating performance or value of our firm. Accordingly, we monitor these items and their related impact, including taxes, on Adjusted Income to ensure that appropriate adjustments and explanations accompany such disclosures.

Although depreciation and amortization of fixed assets are non-cash expenses, we do not add these charges in calculating Adjusted Income because these charges are related to assets that will ultimately require replacement.

Operating Margin, as Adjusted
We calculate “Operating Margin, as Adjusted,” by dividing (i) Operating Income, adjusted to exclude the impact on compensation expense of gains or losses on investments made to fund deferred compensation plans, the impact on compensation expense of gains or losses on seed capital investments by our affiliates under revenue sharing agreements, amortization related to intangible assets, income (loss) of consolidated investment vehicles, the impact of fair value adjustments of contingent consideration liabilities, if any, and impairment charges by (ii) our operating revenues, adjusted to add back net investment advisory fees eliminated upon consolidation of investment vehicles, less distribution and servicing expenses which we use as an approximate measure of revenues that are passed through to third parties, which we refer to as “Operating Revenues, as Adjusted”.  The compensation items are removed from Operating Income in the calculation because they are offset by an equal amount in Other non-operating income (expense), and thus have no impact on Net Income Attributable to Legg Mason, Inc.  We adjust for the impact of the amortization of management contract assets and the impact of fair value adjustments of contingent consideration liabilities, if any, which arise from acquisitions to reflect the fact that these items distort comparison of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. Impairment charges and income (loss) of consolidated investment vehicles are removed from Operating Income in the calculation because these items are not reflective of our core asset management operations. We use Operating Revenues, as Adjusted in the calculation to show the operating margin without distribution and servicing expenses, which we use to approximate our distribution revenues that are passed through to third parties as a direct cost of selling our products, although distribution and servicing expenses may include commissions paid in connection with the launching of closed-end funds for which there is no corresponding revenue in the period. Operating Revenues, as Adjusted also includes our advisory revenues we receive from consolidated investment vehicles that are eliminated in consolidation under GAAP.

We believe that Operating Margin, as Adjusted, is a useful measure of our performance because it provides a measure of our core business activities. It excludes items that have no impact on Net Income Attributable to Legg Mason, Inc. and indicates what Legg Mason’s operating margin would have been without distribution revenues that are passed through to third parties as a direct cost of selling our products, amortization related to intangible assets, changes in the fair value of contingent consideration liabilities, impairment charges, and the impact of the consolidation of certain investment vehicles described above. The consolidation of these investment vehicles does not have an impact on Net Income Attributable to Legg Mason, Inc.  This measure is provided in addition to the Company’s operating margin calculated under GAAP, but is not a substitute for calculations of margins under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins of other companies.